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                                                                    EXHIBIT 99.1

[GRAPHIC OMITTED]
    NEOWARE                                                        PRESS RELEASE


                NEOWARE REPORTS PRELIMINARY FIRST QUARTER RESULTS

         KING OF PRUSSIA, PA., OCTOBER 5, 2005 -- Neoware Systems, Inc. (Nasdaq:
NWRE), the leading supplier of enterprise software, thin client appliances and related services that make computing more open, secure, reliable, affordable, and manageable, today reported preliminary results for its fiscal first quarter ended September 30, 2005.

         Based upon initial information and subject to the completion of the Company's financial review, revenues for the quarter ended September 30, 2005 are expected to be approximately $26 million or greater, above the Company's prior guidance of $22 to $24 million, and an increase of approximately 60% or greater from $16.3 million in the prior year September quarter, representing a record for the Company.

         Gross profit margin as a percentage of revenue is expected to be at the low end of the Company's guidance at approximately 39 to 40 percent, but higher than expected in absolute dollars due to higher revenues. This is the result of significant initial shipments of the Neoware e900 thin client, which has average selling prices of approximately $3,000 per unit, lower gross margins as a percentage of revenues, and significantly higher gross margin dollars per unit than other Neoware products. Gross profit margin for other revenue in the quarter is expected to be in the same range as the past several quarters.

         "We expect to report all-time record revenue for the quarter ending September 30, 2005 as a result of strong demand for Neoware's thin client solutions and especially strong demand for our new Neoware e900 products," stated Michael Kantrowitz, Neoware's Chairman and CEO. "Neoware provides demonstrable security, cost and manageability benefits to enterprises, and we have a global organization to support the largest thin client deployments. According to IDC, our market is experiencing robust growth, and we believe that this will translate into continued revenue growth in our current fiscal year."

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         The Company expects its fully diluted share count to increase to approximately 17 million shares due to the increase in the Company's stock price and its effect on calculating dilution from stock options using the treasury stock method.

         Neoware will issue its first quarter earnings release after the close of the market and host a conference call at 5:00 PM on November 2, 2005. The conference call will be available live at www.vcall.com and on the Neoware website at www.neoware.com. To participate, please go to the website 10 minutes prior to the call to register, download and install any necessary audio software. If you are unable to attend the live conference call, an Internet replay of the call will be archived and available after the call.

         The call will also be accessible by dialing 800-895-1715 for domestic calls and +1-785-424-1059 for international calls. The conference ID will be NEOWARE. A replay of the call will be available through January 1, 2006 by dialing 1-888-566-0148 domestically and +1-402-220-9184 internationally. A copy of the press release announcing the Company's earnings and other financial and statistical information about the period to be presented in the conference call will be available at the section of the Company's website entitled "News" at www.neoware.com.

ABOUT NEOWARE

         Neoware is a leading provider of enterprise software, thin client appliances, and related services that make computing more open, secure, reliable, affordable and manageable. Neoware was recently ranked America's eighth fastest-growing company by Fortune Magazine. By leveraging open technologies and eliminating the obsolescence that is built into standard PC architectures, Neoware enables enterprises to leverage server-based computing architectures to increase security, flexibility and choice, as well as lower up-front and total costs.

         Neoware's software products enable enterprises to gain control of their desktops, stream software on-demand, and to integrate mainframe, midrange, UNIX and Linux applications with Windows(R) environments and the web. Neoware's thin client appliances and software enable enterprises to run applications on servers and to display them across wired or wireless networks on secure, managed, reliable appliances that cost as little as one-fourth the price of today's typical business PC. Neoware's global development, services, and support provide customers with customized solutions that facilitate their specialized computing needs.
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         Neoware's products are available worldwide from IBM, as well as from select, knowledgeable resellers. More information about Neoware can be found on the Web at http://www.neoware.com or via email at info@neoware.com. Neoware's global headquarters is in King of Prussia, PA.


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This press release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated revenues and gross profit margin for the quarter ended September 30, 2005, strong demand from customers for our thin client solutions and our e900 thin client product line, and our expectation of continued strong revenue growth in our current fiscal year. These forward-looking statements involve risks and uncertainties. Factors that could cause our actual results to differ materially from those predicted in such forward-looking statements include: the timing and receipt of future orders; our timely development and customers' acceptance of our products; pricing pressures; rapid technological changes in the industry; growth of overall thin client sales through the capture of a greater portion of the PC market, including sales to large enterprise customers; our dependence on our suppliers; our continued ability to sell our products through IBM and Lenovo to their customers; increased competition; our ability to attract and retain qualified personnel, including the former employees of the businesses we acquired; the economic viability of our suppliers and channel partners; adverse changes in customer order patterns; our ability to identify future acquisitions and to successfully consummate and integrate recently completed and future acquisitions (including the TeleVideo acquisition); adverse changes in general economic conditions in the U. S. and internationally; risks associated with foreign operations; and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for the year ended June 30, 2005.

Neoware is a trademark of Neoware Systems, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.


CONTACT:
Investor Relations:
Cameron Associates
Kevin McGrath
(212) 245-8000 x 203
kevin@cameronassoc.com
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Neoware Systems, Inc.
Keith Schneck, CFO
(610) 277-8300
invest@neoware.com
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